Exhibit 99.1
For Immediate Release
FIRST NBC BANK HOLDING COMPANY ANNOUNCES 2014 FOURTH QUARTER RESULTS
NEW ORLEANS, LA (January 30, 2015) – First NBC Bank Holding Company (NASDAQ: FNBC), the holding company for First NBC Bank (“Company”), today announced financial results for the fourth quarter of 2014. For the quarter ended December 31, 2014, the Company reported net income available to common shareholders of $15.3 million, or $0.82 per share, as compared to $14.0 million, or $0.75 per share, for the third quarter of 2014 and $13.0 million, or $0.71 per share, for the fourth quarter of 2013.
The Company’s earnings per share on a diluted basis were $0.80, $0.73, and $0.69 per diluted share, for the fourth quarter of 2014, third quarter of 2014, and fourth quarter of 2013, respectively. This represents an increase of $0.07 per diluted share, or 9.6%, over the third quarter of 2014, and an increase of $0.11 per diluted share, or 15.9%, over the fourth quarter of 2013.
Performance Highlights

•	The Company continues to experience strong asset growth, with total assets of $3.8 billion at December 31, 2014, an increase of 14.1% from December 31, 2013.

•	The Company's total loans increased $416.5 million, or 17.7%, from December 31, 2013.

•	The Company's total deposits increased $390.0 million, or 14.3%, from December 31, 2013.

•
Net interest income for the fourth quarter of 2014 totaled $28.1 million, an increase of $0.3 million, or 1.2%, from the linked-quarter of 2014 and an increase of $4.0 million, or 16.5%, from the fourth quarter of 2013.

•
The Company’s cost of deposits for the fourth quarter of 2014 was 1.50%, a decrease of 4 basis points on a linked-quarter basis and 8 basis points compared to the fourth quarter of 2013 due primarily to the implementation of its tiered pricing program on deposits.

Loans
The Company’s loans totaled $2.8 billion at December 31, 2014, an increase of $75.6 million, or 2.8%, from September 30, 2014, and an increase of $416.5 million, or 17.7%, from December 31, 2013. Loan growth continues to be driven primarily by increases in construction, commercial real estate, and commercial loans due to favorable economic market conditions in the New Orleans trade area. The Company's loan pipeline continues to increase quarter over quarter due to the strong loan demand in the markets it services, which is evidenced by its year over year double digit percentage loan growth. The increase in the Company's construction loan portfolio of 54.3% from December 31, 2013 was due primarily to the funding of construction loans related to hotels, residential real estate development, and federal tax credit related projects.
As the Company stated in prior quarters, the growth in the Company's commercial loan portfolio was due in part to the growth in the oil and gas industry, specifically with respect to oil and gas service companies. The oil and gas commercial loan portfolio is approximately 3% of the Company's total loan portfolio. The Company has outstanding loan commitments related to the oil and gas portfolio of approximately $15.1 million as of December 31, 2014. The Company is actively monitoring these credits. The growth in the commercial portfolio over the linked-quarter was due primarily to increases in other segments of the Company's commercial loan portfolio.
The following table sets forth the composition of the Company’s loan portfolio as of the dates indicated.

(dollars in thousands)	December 31, 2014	September 30, 2014	% Change	December 31, 2013	% Change
Construction	$327,677	$318,145	3.0%	$212,430	54.3%
Commercial real estate	1,264,371	1,219,682	3.7	1,128,181	12.1
Consumer real estate	132,950	131,028	1.5	117,653	13.0
Commercial	1,030,629	1,008,173	2.2	883,111	16.7
Consumer	18,637	21,591	(13.7)	16,402	13.6
Total loans	$2,774,264	$2,698,619	2.8%	$2,357,777	17.7%
Asset Quality
Nonperforming assets totaled $28.6 million at December 31, 2014, a decrease of $1.2 million from September 30, 2014. During the fourth quarter of 2014, total nonperforming loans decreased $1.6 million, while other real estate owned and other repossessed assets increased $0.3 million and $0.1 million, respectively. Nonperforming assets as a percent of total loans, other real estate owned and other assets owned was 1.03% at December 31, 2014, down 1 basis point from September 30, 2014.

The allowance for loan losses was $42.3 million at December 31, 2014, an increase of $2.0 million from September 30, 2014, and $10.2 million from December 31, 2013. The ratio of allowance for loan losses to period-end loans was 1.53% at December 31, 2014, compared to 1.49% at September 30, 2014 and 1.36% at December 31, 2013.
Deposits
Total deposits at December 31, 2014 were $3.1 billion, an increase of $149.6 million, or 5.0%, from September 30, 2014, and an increase of $390.0 million, or 14.3%, from December 31, 2013. The increase was driven primarily by an increase in money market deposit accounts of $109.9 million, or 11.6%, from September 30, 2014. Money market deposits comprised 33.8% of the deposit mix as of December 31, 2014, compared to 31.8% as of September 30, 2014, and 24.0% as of December 31, 2013. The shift by customers to money market accounts was due to the Company lowering NOW account rates during the second quarter of 2014, especially in the lower balance tiers. The Company also introduced tiered pricing on its certificate of deposit balances as part of its tiered pricing strategy for deposits to provide better returns for its more profitable customers. As a result of the Company's efforts, the certificates of deposit comprised 37.6% of the deposit mix as of December 31, 2014, compared to 39.3% as of September 30, 2014, and 44.6% as of December 31, 2013. As the certificates of deposit have matured, the Company has seen those customers transition to money market accounts.
The Company's noninterest-bearing deposit accounts increased $28.4 million, or 8.5%, from September 30, 2014, and $73.5 million, or 25.2%, from December 31, 2013. The increase was due primarily to initiatives started during the fourth quarter of 2014 by the Company to grow deposits in order to fund the Company's loan growth and an increase in the balances held by the Company's commercial loan customers.
The following table sets forth the composition of the Company’s deposits as of the dates indicated.

(dollars in thousands)	December 31, 2014	September 30, 2014	% Change	December 31, 2013	% Change
Noninterest-bearing	$364,534	$336,112	8.5%	$291,080	25.2%
NOW accounts	476,825	470,496	1.3	511,620	(6.8)
Money market accounts	1,055,505	945,645	11.6	655,173	61.1
Savings deposits	49,634	50,646	(2.0)	53,779	(7.7)
Certificates of deposit	1,174,352	1,168,306	0.5	1,219,155	(3.7)
Total deposits	$3,120,850	$2,971,205	5.0%	$2,730,807	14.3%
Net Interest Income
Net interest income for the fourth quarter ended December 31, 2014 totaled $28.1 million, an increase of $0.3 million, or 1.2%, from the third quarter of 2014 and an increase of $4.0 million, or 16.5%, from the three month period ended December 31, 2013. The Company’s net interest margin was 3.33% for the quarter ended December 31, 2014, 4 basis points lower than the third quarter of 2014. The linked-quarter decrease was due primarily to a decrease in the loan yield of 10 basis points due to the shift in the Company's loan portfolio during the fourth quarter of 2014 to more variable rate loans than fixed rate loans. This shift was partially mitigated by the hedge of $250.0 million of the Company's loan portfolio which had an impact of 10 basis points on the loan yield. The average interest-earning assets increased $79.2 million over the third quarter of 2014. The cost of interest-bearing deposits decreased 4 basis points over the third quarter of 2014 due to the tiered pricing on all of its deposit products (including certificates of deposit).
The increase in net interest income compared to the fourth quarter of 2013 was due primarily to an increase in the Company's net interest margin of 7 basis points. The increase in net interest margin was due primarily to a decrease in the average rate on interest-bearing liabilities of 11 basis points, which was primarily due to a decrease of 8 basis points in the cost of interest-bearing deposits compared to the fourth quarter of 2013. During this same time period, the average interest-bearing deposits balance increased $298.1 million.
The following table sets forth the Company’s average volume of and rates on its interest-earning assets and interest-bearing liabilities for the periods indicated.

	For the Three Months Ended
	December 31, 2014		September 30, 2014		December 31, 2013
(dollars in thousands)	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate
Interest-earning assets:
Short-term investments	$31,260	0.19%	$12,804	0.20%	$41,826	0.22%
Investment in short-term receivables	238,560	2.91%	233,044	2.85%	229,197	3.26%
Investment securities	336,600	2.47%	367,135	2.51%	386,183	2.45%
Loans	2,738,885	5.08%	2,653,083	5.18%	2,276,661	5.25%

Total interest-earning assets	$3,345,305	4.62%	$3,266,066	4.70%	$2,933,867	4.66%

Interest-bearing liabilities:
Savings	$49,964	0.74%	$51,360	0.75%	$53,856	0.70%
Money market deposits	1,010,242	1.25%	909,405	1.35%	600,943	1.43%
NOW accounts	473,903	1.14%	485,143	1.17%	525,697	1.17%
Certificates of deposit under $100,000	335,110	1.60%	349,841	1.59%	398,707	1.61%
Certificates of deposit of $100,000 or more	623,248	1.93%	630,147	1.93%	666,125	1.95%
CDARS®	229,319	2.14%	211,028	2.20%	178,359	2.16%

Total interest-bearing deposits	$2,721,786	1.50%	$2,636,924	1.54%	$2,423,687	1.58%

Fed funds purchased and repurchase agreements	117,788	1.41%	110,594	1.42%	79,237	1.48%
Other borrowings	49,312	1.48%	61,143	1.58%	55,202	2.65%

Total interest-bearing liabilities	$2,888,886	1.49%	$2,808,661	1.54%	$2,558,126	1.60%

Net interest spread		3.13%		3.16%		3.06%
Net interest margin		3.33%		3.37%		3.26%

	For the Years Ended
	December 31, 2014		December 31, 2013
(dollars in thousands)	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate
Interest-earning assets:
Short-term investments	$31,855	0.20%	$67,327	0.22%
Investment in short-term receivables	230,604	2.82%	169,541	2.84%
Investment securities	361,582	2.53%	378,671	2.06%
Loans	2,587,105	5.19%	2,117,748	5.25%

Total interest-earning assets	$3,211,146	4.67%	$2,733,287	4.54%

Interest-bearing liabilities:
Savings	$52,303	0.78%	$50,269	0.65%
Money market deposits	859,743	1.34%	455,918	1.48%
NOW accounts	497,346	1.14%	521,721	1.28%
Certificates of deposit under $100,000	357,721	1.61%	418,525	1.57%
Certificates of deposit of $100,000 or more	638,979	1.94%	637,541	1.91%
CDARS®	205,560	2.18%	171,799	2.19%

Total interest-bearing deposits	$2,611,652	1.54%	$2,255,773	1.61%

Fed funds purchased and repurchase agreements	105,064	1.46%	69,971	1.46%
Other borrowings	56,068	1.81%	70,838	2.66%

Total interest-bearing liabilities	$2,772,784	1.54%	$2,396,582	1.63%

Net interest spread		3.13%		2.91%
Net interest margin		3.34%		3.11%

Noninterest Income
Noninterest income for the fourth quarter of 2014 totaled $2.3 million, a decrease of $0.7 million, or 24.6%, compared to the linked-quarter, and a decrease of $3.1 million, or 57.7%, compared to the fourth quarter of 2013. The decrease in noninterest income for the linked-quarter was due to decreases in income from the sales of state tax credits of $0.6 million and gains on sale of loans of $0.6 million, offset by an increase in Community Development Entity fees of $0.5 million.
The decrease in noninterest income for the fourth quarter of 2014 compared to the fourth quarter of 2013 resulted primarily from decreases of $0.9 million in gains on assets sold, $1.6 million in income from sales of state tax credits due primarily to the receipt in the fourth quarter of 2013 of qualified equity investment authority from the State of Louisiana under the Louisiana New Markets Jobs Act, and $0.6 million in Community Development Entity fees due to the Company not receiving an allocation of Federal New Markets Tax Credits in 2014.
Noninterest Expense
Noninterest expense for the three month period ended December 31, 2014 totaled $22.3 million, an increase of $2.3 million, or 11.2%, compared to the linked-quarter, and an increase of $2.9 million, or 14.8%, compared to the three month period ended December 31, 2013. The increase over the linked-quarter was due primarily to increases in salaries and employee benefits of $0.6 million due primarily to an increase in bonuses due to increased earnings, professional fees of $0.8 million, and advertising and marketing of $0.4 million.
The increase over the prior year three month period was due primarily to increases in tax credit amortization of $1.5 million, other noninterest expense of $0.5 million, data processing of $0.3 million, and professional fees of $0.2 million.

Taxes
The Company’s tax benefit for the quarter ended December 31, 2014 was $10.6 million, an increase of $4.0 million compared to the third quarter of 2014, and an increase of $4.8 million compared to the fourth quarter of 2013. The increase was due to the Company’s participation in various tax credit programs, primarily its increased investment in projects that generate Federal Historic Rehabilitation tax credits in the New Orleans area with several of these projects reaching certificate of occupancy in the fourth quarter of 2014.
The Company expects to experience an effective tax rate below the statutory rate of 35% due primarily to its receipt of Federal New Markets Tax Credits, Low-Income Housing Tax Credits and Federal Historic Rehabilitation Tax Credits.
Shareholders’ Equity
Shareholders’ equity totaled $436.4 million at December 31, 2014, an increase of $54.5 million from year-end 2013. The increase was primarily attributable to the Company's earnings over the period.

Acquisition Activity
On December 31, 2014, the Company announced the signing of a definitive merger agreement to acquire State Investors Bancorp, Inc ("State Investors") (NASDAQ: SIBC), the parent company for State-Investors Bank. State Investors operates four full service banking offices, all of which are located in the New Orleans metropolitan area. As of September 30, 2014, State Investors, on a consolidated basis, reported total assets of $268.9 million, total loans of $213.2 million, and total deposits of $158.0 million. The aggregate cash consideration payable to the shareholders of State Investors is expected to equate to approximately $49.0 million and the Company expects to pay approximately $2.0 million in cash consideration for the outstanding stock options. The Company expects this acquisition to be accretive to EPS in 2015 of approximately 2.3% and 2016 of 4.4%. The Company expects to close the transaction in the second quarter of 2015.
On January 16, 2015, the Company entered into an agreement with the Federal Deposit Insurance Corporation ("FDIC") to purchase certain assets and assume certain liabilities of First National Bank of Crestview, a national full-service commercial bank headquartered in Crestview, Florida, which was closed and placed into receivership. Under the agreement the Company agreed to assume all of the deposit liabilities, and acquire approximately $62.0 million of assets of the failed bank. The acquired assets included the failed bank's performing loans, substantially all of its investment securities portfolio and its three banking facilities, with the FDIC retaining the failed bank's other real estate owned.

About First NBC Bank Holding Company
First NBC Bank Holding Company, headquartered in New Orleans, Louisiana, offers a broad range of financial services through its wholly-owned banking subsidiary, First NBC Bank, a Louisiana state non-member bank. The Company’s primary market is the New Orleans metropolitan area and the Mississippi Gulf Coast. The Company operates 32 full service banking offices located throughout its market and a loan production office in Gulfport, Mississippi and had 486 employees at December 31, 2014.

Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with generally accepted accounting principles in the United States of America, or GAAP. These measures typically adjust GAAP performance measures to adjust income available to common shareholders for certain significant activities or transactions that are infrequent in nature.   Management believes these non-GAAP financial measures provide information useful to investors in understanding the Company’s financial results, and the Company believes that its presentation, together with the accompanying reconciliations, provide a more complete understanding of factors and trends affecting the Company’s business and allow investors to view performance in a manner similar to management, the entire financial services sector, bank stock analysts and bank regulators.  These non-GAAP measures should not be considered a substitute for GAAP basis measures and results, and the Company strongly encourages investors to review its consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. A reconciliation of the non-GAAP financial measures disclosed in this press release to the comparable GAAP financial measures is included at the end of the financial statement tables.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect the Company’s current views with respect to, among other things, future events and financial performance. The Company generally identifies forward-looking statements by terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “could,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” or the negative version of those words or other comparable words. Any forward-looking statements contained in this press release are based on the historical performance of the Company and its subsidiaries or on the Company’s current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by the Company that the future plans, estimates or expectations by the Company will be achieved. Such forward-looking statements are subject to various risks and uncertainties and assumptions relating to the Company’s operations, financial results, financial condition, business prospects, growth strategy and liquidity. If one or more of these or other risks or uncertainties materialize, or if the Company’s underlying assumptions prove to be incorrect, the Company’s actual results may vary materially from those indicated in these statements. These factors should not be construed as exhaustive. The Company does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements. Information on these factors can be found in the Company’s Annual Report on Form 10-K, for the year ended December 31, 2013, and other reports and statements the Company has filed with Securities and Exchange Commission, which are available at the SEC’s website (www.sec.gov).
For further information contact:
First NBC Bank Holding Company
Ashton J. Ryan, Jr.
President and Chief Executive Officer
(504) 671-3801
aryanjr@firstnbcbank.com

FIRST NBC BANK HOLDING COMPANY
CONSOLIDATED BALANCE SHEETS-UNAUDITED

(In thousands)	December 31, 2014	December 31, 2013
Assets
Cash and due from banks	$32,484	$28,140
Short-term investments	18,404	3,502
Investment in short-term receivables	237,135	246,817
Investment securities available for sale, at fair value	247,647	277,719
Investment securities held to maturity	89,076	94,904
Mortgage loans held for sale	1,622	6,577
Loans, net of allowance for loan losses of $42,336 and $32,143, respectively	2,731,928	2,325,634
Bank premises and equipment, net	52,881	51,174
Accrued interest receivable	11,451	10,994
Goodwill and other intangible assets	7,831	8,433
Investment in real estate properties	12,771	10,147
Investment in tax credit entities	140,913	117,684
Cash surrender value of bank-owned life insurance	47,289	26,187
Other real estate	5,549	3,733
Deferred tax asset	83,461	51,191
Other assets	30,175	23,781
Total assets	$3,750,617	$3,286,617

Liabilities and equity
Deposits:
Noninterest-bearing	$364,534	$291,080
Interest-bearing	2,756,316	2,439,727
Total deposits	3,120,850	2,730,807
Short-term borrowings	—	8,425
Repurchase agreements	117,991	75,957
Long-term borrowings	40,000	55,110
Accrued interest payable	6,650	6,682
Other liabilities	28,752	27,777
Total liabilities	3,314,243	2,904,758

Shareholders’ equity:
Preferred stock
Convertible preferred stock Series C – no par value; 1,680,219 shares authorized; 364,983 shares issued and outstanding at December 31, 2014 and December 31, 2013	4,471	4,471
Preferred stock Series D – no par value; 37,935 shares authorized, issued and outstanding at December 31, 2014 and December 31, 2013	37,935	37,935
Common stock- par value $1 per share; 100,000,000 shares authorized; 18,576,488 shares issued and outstanding at December 31, 2014 and 18,514,271 shares issued and outstanding at December 31, 2013	18,576	18,514
Additional paid-in capital	239,528	237,063
Accumulated earnings	155,599	100,389
Accumulated other comprehensive loss, net	(19,737)	(16,515)
Total shareholders’ equity	436,372	381,857
Noncontrolling interest	2	2

Total equity	436,374	381,859

Total liabilities and equity	$3,750,617	$3,286,617

FIRST NBC BANK HOLDING COMPANY
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	For the Three Months Ended		For the Years Ended
	December 31,		December 31,
(In thousands, except per share data)	2014	2013	2014	2013
Interest income:
Loans, including fees	$35,096	$30,143	$134,256	$111,260
Investment securities	2,094	2,389	9,147	7,809
Investment in short-term receivables	1,751	1,882	6,512	4,810
Short-term investments	15	23	63	145
	38,956	34,437	149,978	124,024
Interest expense:
Deposits	10,262	9,661	40,183	36,239
Borrowings and securities sold under repurchase agreements	603	665	2,546	2,909
	10,865	10,326	42,729	39,148
Net interest income	28,091	24,111	107,249	84,876
Provision for loan losses	3,000	2,400	12,000	9,800
Net interest income after provision for loan losses	25,091	21,711	95,249	75,076
Noninterest income:
Service charges on deposit accounts	542	566	2,147	2,027
Investment securities gain, net	—	10	135	316
Gain on assets sold, net	1	920	64	1,071
Gain on sale of loans, net	—	513	649	835
Cash surrender value income on bank-owned life insurance	354	165	1,102	681
(Loss) income from sales of state tax credits	(45)	1,605	2,313	2,785
Community Development Entity fees earned	581	1,147	1,565	2,875
ATM fee income	490	472	1,958	1,859
Other	364	3	1,680	967
	2,287	5,401	11,613	13,416
Noninterest expense:
Salaries and employee benefits	7,072	7,169	24,867	23,812
Occupancy and equipment expenses	2,843	2,612	10,848	10,204
Professional fees	2,433	2,225	7,471	6,929
Taxes, licenses and FDIC assessments	1,364	1,307	5,146	4,245
Tax credit investment amortization	3,881	2,344	14,059	8,639
Write-down of other real estate	198	94	385	225
Data processing	1,275	1,017	4,721	4,219
Advertising and marketing	1,067	951	2,886	2,427
Other	2,164	1,704	7,866	6,632
	22,297	19,423	78,249	67,332
Income before income taxes	5,081	7,689	28,613	21,160
Income tax (benefit) expense	(10,622)	(5,867)	(26,976)	(19,751)
Net income	15,703	13,556	55,589	40,911
Less preferred stock dividends	(94)	(95)	(379)	(347)
Less earnings allocated to participating securities	(302)	(468)	(1,066)	(1,980)
Income available to common shareholders	$15,307	$12,993	$54,144	$38,584
Earnings per common share – basic	$0.82	$0.71	$2.92	$2.38
Earnings per common share – diluted	$0.80	$0.69	$2.84	$2.32

FIRST NBC BANK HOLDING COMPANY
EARNINGS PER COMMON SHARE

	For the Three Months Ended December 31,		For the Years Ended December 31,
(In thousands, except per share data)	2014	2013	2014	2013
Basic: Income available to common shareholders	$15,307	$12,993	$54,144	$38,584
Weighted-average common shares outstanding	18,574	18,269	18,541	16,204
Basic earnings per share	$0.82	$0.71	$2.92	$2.38
Diluted: Net income attributable to common shareholders	$15,307	$12,993	$54,144	$38,584
Weighted-average common shares outstanding	18,574	18,269	18,541	16,204
Effect of dilutive securities:
Stock options outstanding	406	440	389	337
Warrants	124	103	119	83
Weighted-average common shares outstanding – assuming dilution	19,104	18,812	19,049	16,624
Diluted earnings per share	$0.80	$0.69	$2.84	$2.32

FIRST NBC BANK HOLDING COMPANY
SUMMARY FINANCIAL INFORMATION

	For the Three Months Ended December 31,			For the Three Months Ended September 30,
			% Change		% Change
(In thousands)	2014	2013		2014

EARNINGS DATA
Total interest income	$38,956	$34,437	13.1%	$38,668	0.7%
Total interest expense	10,865	10,326	5.2%	10,908	(0.4)%
Net interest income	28,091	24,111	16.5%	27,760	1.2%
Provision for loan losses	3,000	2,400	25.0%	3,000	—%
Total noninterest income	2,287	5,401	(57.7)%	3,034	(24.6)%
Total noninterest expense	22,297	19,423	14.8%	20,047	11.2%
Income before income taxes	5,081	7,689	(33.9)%	7,747	(34.4)%
Income tax (benefit) expense	(10,622)	(5,867)	81.0%	(6,612)	60.6%
Net income	15,703	13,556	15.8%	14,359	9.4%
Preferred stock dividends	(94)	(95)	(1.1)%	(95)	(1.1)%
Earnings allocated to participating securities	(302)	(468)	(35.5)%	(275)	9.8%
Net income available to common shareholders	$15,307	$12,993	17.8%	$13,989	9.4%

AVERAGE BALANCE SHEET DATA
Total assets	$3,701,923	$3,213,447	15.2%	$3,593,868	3.0%
Total interest-earning assets	3,345,304	2,933,867	14.0%	3,266,066	2.4%
Total loans	2,738,885	2,276,661	20.3%	2,653,083	3.2%
Total interest-bearing deposits	2,721,786	2,423,687	12.3%	2,636,924	3.2%
Total interest-bearing liabilities	2,888,886	2,558,126	12.9%	2,808,661	2.9%
Total deposits	3,066,652	2,670,089	14.9%	2,968,093	3.3%
Total shareholders' equity	429,328	373,516	14.9%	414,756	3.5%

SELECTED RATIOS(1)
Return on average common equity	16.10%	16.57%		15.30%
Return on average equity	14.51%	14.40%		13.74%
Return on average assets	1.68%	1.67%		1.59%
Net interest margin	3.33%	3.26%		3.37%
Efficiency ratio(2)	73.40%	65.81%		65.10%
Tier 1 leverage ratio	10.58%	11.76%		11.31%
Tier 1 capital ratio	11.51%	13.26%		12.37%
Total risk-based capital ratio	12.76%	14.40%		13.62%

ASSET QUALITY RATIOS(1)
Nonperforming loans to total loans(3)(5)	0.82%	0.76%		0.89%
Nonperforming assets to total assets(4)	0.76%	0.67%		0.81%
Allowance for loan losses to total loans(5)	1.53%	1.36%		1.49%
Allowance for loan losses to nonperforming loans(3)	185.71%	178.34%		166.92%
Net charge-offs to average loans	0.07%	0.22%		0.03%

(1) With the exception of end-of-period ratios, all ratios are based on average monthly balances during the respective periods.
(2) Efficiency ratio is the ratio of noninterest expense to net interest income and noninterest income.
(3) Nonperforming loans consist of nonaccrual loans and restructured loans.
(4) Nonperforming assets consist of nonperforming loans and real estate and other property that has been repossessed.
(5) Total loans are net of unearned discounts and deferred fees and costs.

FIRST NBC BANK HOLDING COMPANY
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
IMPACT OF INVESTMENT IN FEDERAL TAX CREDIT PROGRAMS

	For the Three Months Ended
	December 31,	September 30,	December 31,
(In thousands)	2014	2014	2013

Income before income taxes:
Income before income taxes (GAAP)	$5,081	$7,747	$7,689
Income adjustment before income taxes related to the impact of tax credit related activities (Non-GAAP)
Tax equivalent income associated with investment in federal tax credit programs(1)	20,489	14,057	12,857

Income before income taxes (Non-GAAP)	25,570	21,804	20,546
Income tax expense-adjusted (Non-GAAP)(2)	(9,867)	(7,445)	(6,990)

Net income (GAAP)	$15,703	$14,359	$13,556

Pro forma income related to investment in tax credit entities:
Income before income taxes (GAAP)	$5,081	$7,747	$7,689
Pro forma interest income adjustment
Pro forma interest income related to investment in tax credit entities(3)	1,806	1,544	1,558
Noninterest expense adjustment(4)
Tax credit investment amortization(5)	3,881	3,974	2,345
Other direct expenses(6)	572	557	232
Pro forma income before income taxes (Non-GAAP)	11,340	13,822	11,824
Income tax expense-adjusted (Non-GAAP)(2)	(4,376)	(4,720)	(4,023)

Pro forma net income (Non-GAAP)	$6,964	$9,102	$7,801

(1) Tax equivalent income associated with investment in federal tax credit programs represents the gross amount of tax benefit from federal tax credits.
(2) Income tax expense is calculated on the adjusted non-GAAP effective tax rate for the Company at each quarter end period ended December 31, 2014, September 30, 2014, and December 31, 2013, respectively.
(3) Pro forma interest income adjustment related to investment in tax credit entities is calculated based on the average investment in tax credit entities utilizing the average yield on loans had the investment in tax credit entities been invested in loans.
(4) Noninterest expense adjustments related to the Company’s investment in federal tax credit programs are included as adjustments to income as if the Company had invested in loans instead of federal tax credit programs. These expenses are directly related to the Company’s investment in federal tax credit programs. Noninterest expense adjustments for direct expenses related to the Company’s investment in federal tax credit programs exclude general and administrative costs associated with the Company’s investment in federal tax credit programs.
(5) Tax credit amortization represents the amount of amortization associated with the investment in federal tax credit programs over the tax credit compliance periods.
(6) Other direct expenses represent fees and expenses incurred as a result of the Company’s investment in federal tax credit programs.